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                                                                    EXHIBIT 99.1

Conolog Announces Initial Contract Release from Midwest Utility for PTR Protection Equipment
Wednesday December 8, 3:04 pm ET

  -- Estimate Protection Equipment Sales to Exceed $10 Million Over 7 Years --

And Subscription Agreements for $4,245,000 Private Placements

SOMERVILLE, N.J., Dec. 8 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq:
CNLG - News), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that it has received an initial release contract for 2 PTR units, valued at $10,000, for field compatibility testing in advance of installations.

Additionally, the Company entered into Subscription agreements pursuant to which the Subscribers will purchase $4,245,000 of the Company's common stock in a private placement for a total of 1,369,355 shares. The Subscribers and selling agent will also receive warrants to acquire, at $5.15 per common share, 684,678 and 273,871 shares respectively for a total $4,936,527 for a period commencing June 5, 2005 and terminating on the fifth anniversary of the issuance of the warrant. The entire transaction, including the sale and issuance of the common shares and warrants is subject to the approval by the Company's shareholders by March 7, 2005 but no later than June 15, 2005 in the event of a review by the Securities and Exchange Commission. As of December 7, 2004 there were 4,180,797 shares of the Company, which were issued and outstanding. If the Company's shareholders approve the issuance of the shares and warrants pursuant to the transaction, the Subscribers may withdraw their subscriptions if the average closing bid price of the Company's common stock for the five trading days ending on the trading day immediately preceding the date of such shareholders' approval is less than $2.90 a share so long as the Subscribers notify the Company in writing by 5:00 p.m. eastern standard time on the day after such approval is attained.


Upon the issuance of the shares of the Company's common stock to the subscribers 5,550,152 shares of the Company's common stock will be issued and outstanding.


The Securities being offered were not registered under the Securities Act of 1933, as amended and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. Pursuant to the Subscription Agreement, the Company will be required to register the resale of the securities and (securities issuable upon the exercise of the warrants) under the Securities Act.


This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.


About Conolog Corporation


Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.




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Contact:


Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial
Network: Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company's shareholders will approve the sale of shares to the Subscribers pursuant to the subscription agreement. There can also be no assurance that the Company will sell additional equipment to the Midwest utility.